Exhibit 10.9

JERRY L. STARKEY

President and CEO

August 14, 2007

Mr. James P. Dietz

Chief Financial Officer

WCI Communities, Inc.

24301 Walden Center Dr.

Bonita Springs, FL 34134

Dear Jim:

In recognition of your pivotal role in meeting the Company’s financial reporting obligations and in order to encourage your sustained efforts to achieve critical financial reporting milestones in the face of substantial staff attrition in our financial and accounting areas, on August 9, 2007, the Executive Compensation Committee approved a special retention bonus to you of up to $100,000, provided that you sign this agreement and follow all its terms. To receive this bonus, you must be actively employed by the Company on the applicable vesting date for each payment, as described below. One half of the bonus ($50,000) will be earned and vested upon the filing with the SEC of the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2007. The second half of the bonus ($50,000) will be earned and vested upon the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ending December 31, 2007. The retention bonus installments are payable within 10 business days after the applicable vesting dates. This retention bonus will be in addition to any other compensation or benefits which you may otherwise be eligible to receive.

This retention bonus should be viewed as an indication of the Company’s confidence in and appreciation of your abilities, and as an additional form of compensation to meet a special need. It is not a permanent or recurring element of your compensation, nor will it impact any other element of compensation for which you may otherwise be eligible.

Jim, we appreciate your dedicated service during this challenging time.

Sincerely,

/s/ Jerry L. Starkey

Jerry L. Starkey

Chief Executive Officer

WCI Communities, Inc.

Accepted this 14th day of August, 2007 /s/ James P. Dietz James P. Dietz
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